Exhibit 99.1

Hercules Receives Investment Grade Corporate Rating From Kroll Bond Rating Agency, Inc.

KBRA Emphasizes Hercules’ Expertise in Investing in Venture-backed Companies with Strong Growth Potential and the Quality of Credit Risk Management

PALO ALTO, Calif., September 10, 2015 - Hercules Technology Growth Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the leading specialty finance company to innovative, high-growth venture capital-backed companies, today announced that Kroll Bond Rating Agency, Inc. (“KBRA”) has reaffirmed Hercules’ investment grade corporate rating of BBB+. KBRA issued a statement announcing the reaffirmation of the rating and stable outlook, as well as its underlying analysis.

“We are very pleased to receive our investment grade corporate credit rating from KBRA,” stated Mark R. Harris, chief financial officer of Hercules. “Being one of the few business development companies to receive an investment grade rating from both KBRA and S&P is further validation of our leading originations platform coupled with our stringent underwriting standards.”

The affirmed BBB+ rating reflects the Company’s focus on senior secured debt, positive asset quality performance, and adequate leverage metrics. KBRA also noted Hercules’ proven access to capital markets and its expertise in investing in venture-backed companies with strong growth potential as well as the quality of their credit risk management and monitoring.

About Hercules Technology Growth Capital, Inc.

Hercules Technology Growth Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in the technology, biotechnology, life sciences, healthcare, and energy & renewable technology industries. Since inception (December 2003), Hercules has committed more than $5.5 billion to over 325 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.”

In addition, Hercules has three outstanding bond issuances of 7.00% Notes due April 2019, 7.00% Notes due September 2019, and 6.25% Notes due July 2024, which trade on the NYSE under the symbols “HTGZ,” “HTGY,” and “HTGX,” respectively.

Forward-Looking Statements:

The information disclosed in this release is made as of the date hereof and reflects Hercules most current assessment of its historical financial performance. Actual financial results filed with the Securities and Exchange Commission may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Technology Growth Capital, Inc.

650-433-5578 HT-HN

mhara@htgc.com

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